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                                                                       EXHIBIT 5

                           JONES, DAY, REAVIS & POGUE
                   3500 SUNTRUST PLAZA o 303 PEACHTREE STREET
                           ATLANTA, GEORGIA 30308-3242
              TELEPHONE: (404) 521-3939o FACSIMILE: (404) 581-8330

JP024285:ld

                                                    December 30, 2002
ChoicePoint Inc.
1000 Alderman Drive
Alpharetta, Georgia  30005

Dear Ladies and Gentlemen:

         We have acted as special counsel to ChoicePoint Inc., a Georgia corporation (the "Company"), in connection with the registration of deferred compensation obligations (the "Obligations") to be offered and sold under the ChoicePoint Inc. Deferred Compensation Plan, as amended (the "Plan"), on a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission to which this opinion appears as Exhibit 5.

         We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinions set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinions:

                  1. The Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  2. The provisions of the written Plan document comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), assuming that the employees who are eligible to participate in the Plan constitute a select group of management or highly compensated employees for purposes of ERISA.

         Our opinion expressed in paragraph 2 above applies only as to the form of the written Plan document. Accordingly, but without limiting the preceding sentence, we express no opinion as to whether the employees who are eligible to participate in the Plan constitute a select group of management or highly compensated employees or whether the Plan will be considered


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funded for purposes of ERISA, which are factual issues that depend upon the facts and circumstances in existence from time to time.

         In rendering the foregoing opinions, we have relied as to certain factual matters upon information provided by officers of the Company, and we have not independently checked or verified the accuracy of such information. In addition, our examination of matters of law has been limited to the Georgia Business Corporation Code and ERISA, in each case as in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ JONES, DAY, REAVIS & POGUE

                                       Jones, Day, Reavis & Pogue